EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Second Quarter 2019 Conference Call
August 2, 2019
10 a.m. CT

Introductory Comments - Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the second quarter of 2019 and to update you on recent developments. On the call today will be: Douglas Kessler, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 1, 2019 and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the second quarter of 2019 with the second quarter of 2018.

I will now turn the call over to Douglas Kessler. Please go ahead, sir.

Introduction - Douglas Kessler

Good morning and thank you for joining us to discuss Ashford Hospitality Trust’s second quarter results.

I want to begin by providing some comments on the recent performance of our stock. We hope that the information in our second Quarter earnings release, along with other topics discussed on this call, will highlight a simple fact - it’s business as usual at Ashford Trust. While lodging REIT stocks in general experienced some softness during the quarter, we believe that our dividend announcement led to an overreaction in our stock. Management is entrusted with making the right decisions - ones that oftentimes are about longer-term vision and opportunity. This is exactly what you should expect from us given our significant insider ownership at 17%, the highest among our peer group. Our goal is to maximize shareholder returns over time, and our team is committed to achieving this via value-added transactions, disciplined capital markets activity, and aggressive asset management.

Our approach at Ashford Trust has always focused on how best to capitalize on lodging and financial market opportunities while at the same time being fluid in our strategic efforts. For example, despite the attractive features of our Enhanced Return Funding Program, we currently do not plan to make any acquisitions unless we can do it accretively without increasing our leverage. We strongly believe the ERFP has improved the investment returns on our recent purchases. However, we are prepared to be patient before accessing more ERFP capital for new deals given the current stock price compared to where we traded when we acquired the past four hotels that led to ERFP commitments.

Alternatively, we are engaged in some asset sales discussions. When we evaluate asset sales, we take into consideration many factors, such as the impact on EBITDA, leverage, capex, RevPAR, etc. We have listed a few assets for sale, and if we complete the sales, we plan to use the proceeds mainly to reduce our leverage. We may also consider share buybacks under the right conditions.

Also, our portfolio is currently realizing the benefits from our recent capex spending, which is evidenced by the outperformance in our operating results. As we stated earlier this year, we anticipate our capex spending will be more consistent with our long term historical levels.

As I now turn to our second quarter performance, I would like to remind everyone that we have a very geographically diverse portfolio, consisting of high-quality, well-positioned assets across the U.S. We believe that this geographic profile provides some very distinct advantages with respect to operating performance. Our Actual RevPAR for all hotels for the quarter increased 2.8%, while Comparable RevPAR for all hotels increased 1.4%. Comparable Total RevPAR increased 1.9% for all hotels, highlighting our focus on growing ancillary revenues. For the second quarter, Comparable RevPAR for hotels not under renovation increased 1.6%. Additionally, we reported AFFO per share of $0.47 and adjusted EBITDAre of $132.1 million. We are pleased with our second quarter performance.

Since the ERFP is a unique competitive advantage for us, it is worth highlighting where we stand with the program. Ashford Inc. has committed to provide $50 million to the Company on a programmatic basis, equating to approximately 10% of each new investment’s acquisition price, to be used for the purchase of FF&E at properties owned by the Company. Since establishing the ERFP, we have already completed $406 million of high-quality acquisitions that have utilized the program, which equates to approximately 80% committed utilization of the pledged $50 million of ERFP funding. To date, we have received approximately $29.2 million of the $40.6 million that Ashford Inc. has committed to provide us for the four acquisitions under the ERFP. Jeremy will provide additional information on the performance of these properties along with other portfolio highlights in a few minutes.

Turning to our balance sheet, we believe in the benefits of an appropriate amount of non-recourse, asset-level financing to enhance equity returns. We have a targeted range of net debt to gross assets of 55-60%, and we anticipate returning to that range over time. We would like to remind everyone that our loans are mainly floating rate which we believe provides a natural hedge to our cash flows. At the beginning of this year LIBOR was 2.51% and currently it is 2.24%. Every 50bps reduction in LIBOR would result in approximately $19 million of annual interest savings based upon our current capital structure. With all of our recent financing activity, we believe we now have an attractive, well-laddered maturity schedule.

We also seek to maintain a high cash and cash equivalents balance between 25% and 35% of our equity market capitalization for financial flexibility. We note that this excess cash balance can provide a hedge during uncertain economic times, as well as the requisite funds to capitalize on attractive investment opportunities as they arise. As of the second quarter of 2019, our net working capital totaled $367 million, equating to approximately $2.95 per share, which represents a significant 115% of our current share price as of yesterday’s close. I will repeat that. Our net working capital per share was 115% of yesterday’s closing price.

We believe our current valuation is significantly below the intrinsic value of the company. With a current market cap less than our net working capital, the market seems to be ascribing negative value to our hotel portfolio, which is financed solely with non-recourse debt. If you take just two of our 121 hotels, the Hilton Boston Back Bay and the Renaissance Nashville, and apply a reasonable value for those assets, we believe the implied equity value after debt pay down is approximately $200 million. If you add the excess cash on our balance sheet as of the second quarter to the implied equity value of those 2 hotels, we believe the combined value significantly exceeds our market cap. We still would have 119 hotels, the majority of which have been recently refinanced with appraised values significantly above the loan amounts. We strongly believe the valuation disconnect between our market value and the perceived value of the company is significant, and our management team and Board are focused on this disparity.

We also continue to make progress on our investor outreach efforts - even more so now given the recent increase in our average daily trading volume. During the remainder of 2019, we will continue to get out on the road to meet with investors to communicate our strategy and the attractiveness of an investment in Ashford Trust. Once again, we are planning to have our Investor Day in New York City on October 3rd and hope to see many of you there.

Looking ahead, we have a high-quality, well-diversified portfolio and remain confident that we are well-positioned to outperform. We remain focused on proactive management initiatives across our platform to maximize value for shareholders.

I will now turn the call over to Deric to review our second quarter financial performance.

Financial Review - Deric Eubanks

Thanks, Douglas.

For the second quarter of 2019, we reported a net loss attributable to common stockholders of $26.9 million, or $0.27 per diluted share.

For the quarter, we reported AFFO per diluted share of $0.47.

Adjusted EBITDAre totaled $132.1 million for the quarter, which represents a 5.8% increase over the prior year quarter.

At the end of the second quarter, we had $4.2 billion of mortgage loans with a blended average interest rate of 5.7%. Our loans were 9% fixed rate and 91% floating rate. We focus on floating rate financing as we believe it has several benefits. Also, as Douglas mentioned, we believe we have a well-laddered, attractive maturity schedule with a weighted average maturity of 5.3 years assuming all loans are fully extended. All of our loans are non-recourse and we have no corporate debt. In terms of upcoming maturities, we have zero final maturities in 2019. When you see loans in our debt table that have extension options, most of those extensions have no tests in order to extend, except that we purchase an interest rate cap and that the loan not be in default. That’s why we include another schedule in our earnings release which shows our debt maturities assuming all extension options are exercised. I will also point out that we have interest rate caps in place on almost all of our debt to protect us against any sort of spike in rates. Additionally, the current forward LIBOR curve shows LIBOR coming down through the remainder of 2019 which would potentially lower our interest costs even further.

Looking at our cash and net working capital, we ended the second quarter with $237 million of cash and cash equivalents, and including the market value of our equity investment in Ashford Inc., we ended the quarter with net working capital of $367 million.

As of June 30, 2019, our portfolio consisted of 121 hotels with 25,552 net rooms.

Our share count at quarter end stood at 124.1 million fully diluted shares outstanding, which is comprised of 102.1 million shares of common stock and 21.9 million OP units.

With regard to dividends, the Board of Directors declared a second-quarter 2019 cash dividend of $0.06 per share, or $0.24 on an annualized basis. Based on yesterday's stock price, this represents a 9.4% dividend yield.

On the capital markets front, during the quarter we closed on the refinancing of the Ashton Hotel. The new loan has an $8.9 million balance, bears interest at a floating rate of LIBOR + 2.00%, and has a five year term. The next hard debt maturity for the company is in June 2020, and we are currently in the market working on a refinancing of that loan.

This concludes our financial review, and I would now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio grew 1.4% during the second quarter of 2019. Comparable RevPAR for those hotels not under renovation grew 1.6%. This growth represents a 120 basis-point gain and a 50 basis-point gain relative to the upper upscale class nationally and the total United States, respectively. Year-to-date, Comparable RevPAR for the entire portfolio has grown 1.6%. During the second quarter, Comparable Hotel EBITDA grew $1.7 million, or 1.2%, while, year-to-date, Comparable Hotel EBITDA grew $4.0 million, or 1.6%. I also want to point out that Easter occurring later in April 2019 hurt April performance this year relative to 2018.

Next, I want to update you on the performance of a couple of our most recent acquisitions, which were acquired as part of the Enhanced Return Funding Program with our advisor, Ashford, Inc. The La Posada de Santa Fe, which is a hotel in Marriott’s Tribute Portfolio was acquired in October 2018. During the second quarter, Comparable RevPAR grew 12.8%, driven by 5.8% rate growth and 6.6% occupancy growth. This RevPAR growth represents 1,380 basis-point growth relative to the New Mexico North. Year-to-date, Comparable RevPAR has grown 16.2%. Since the Starwood and Marriott reservation systems merger during the third quarter of 2018, La Posada has seen significant higher-rated transient growth, allowing the property to more strategically take group business. In addition, Marriott Reward Redemptions have provided an incremental $50,000 per month in reimbursement revenues. During the second quarter, we were not only able to realize strong revenue growth, but we also saw a 14.0% increase in Hotel EBITDA. Year-to-date, Hotel EBITDA has grown 37.3%.

Another ERFP success story has been the acquisition of our Embassy Suites in New York City, which recently was renamed the Embassy Suites New York Manhattan Times Square, a change that we believe could drive additional demand. Comparable RevPAR during the second quarter grew 31.5%, driven by 23.4% occupancy growth and 6.6% rate growth. This RevPAR growth represents a 3,370 basis-point increase relative to the Upper Upscale New York market class. Total Hotel Revenue grew 31.1% while

Hotel EBITDA grew $803,000, or 41.9%. Year-to-date, Hotel EBITDA has grown 86.3%. We plan to continue to build on our success, as group pace is strong for the second half of 2019 and 2020 is strong.

During 2019, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $135-$155 million in capital expenditures during the year. This estimate is down significantly from what we spent in 2018. We have completed guestroom renovations at the Embassy Suites Crystal City, Hyatt Regency Coral Gables, and six select-service hotels. We are currently in-process with a guestroom renovation at the Marriott DFW Airport. We have also completed lobby renovations at the Marriott Crystal Gateway and Westin Princeton. Additionally, we continuously identify opportunities to create value throughout the portfolio. The first phase of the Renaissance Nashville redevelopment is complete, and the second phase underway, which includes the build-out of additional meeting and event space. Furthermore, we have identified accretive opportunities to add additional keys within our portfolio. We will be adding 4 keys at the Hilton Boston Back Bay and have added 2 keys to the Embassy Suites Crystal City and 1 key to the Hyatt Regency Coral Gables.

I want to again highlight that our capital expenditure forecast for 2019 is significantly below our spend in 2018, which ended up over $200 million. Not only has the dollar value of our capital expenditures decreased since last year, but the number of hotels and rooms impacted has also been reduced from 28 to 17 hotels and 7,462 to 5,047 rooms. I am now excited to discuss the positive performance benefits we have experienced from some of these transformational renovations and how they have positioned us for long-term success.

There were a number of hotels under renovation in 2018 that are delivering strong performances in 2019. Specifically, 7 hotels that completed renovations during 2018 experienced double-digit Comparable RevPAR growth during the second quarter of 2019: the Residence Inn Jacksonville, Residence Inn Orlando Sea World, Courtyard Denver Airport, Hilton St. Petersburg Bayfront, Hotel Indigo Atlanta Midtown, Sheraton Anchorage, and Hilton Tampa Westshore. I would like to quickly highlight four of those hotels. The Courtyard Denver Airport, which completed its guestroom renovation during the first quarter of 2018, continues to see strong Comparable RevPAR growth, with growth for the second quarter of 2019 equaling 17.5%. Year-to-date, Comparable RevPAR growth has been 25.9%, with Hotel EBITDA growing $488,000, or 30.8%. Last year’s meeting space and fitness center relocation at the Hilton St. Petersburg Bayfront led to Comparable RevPAR growth of 17.4% during the second quarter. The Sheraton Anchorage’s guestroom and lobby renovation was completed in the first quarter of 2018, and Comparable RevPAR growth during the second quarter of 2019 was 16.2%. Year-to-date, Comparable RevPAR growth has been 26.2%, and Hotel EBITDA has grown $414,000, or 41.2%. Finally, the Hilton Tampa Westshore, following its guestroom and meeting space renovation, experienced Comparable RevPAR growth of 15.2% during the second quarter. Year-to-date, Hotel EBITDA has increased $583,000 with Hotel EBITDA flow-through of 53%.

In addition to our focus on continuously re-investing in our assets, I want to highlight a number of other steps we are taking in order to drive Hotel EBITDA. First, we have analyzed our hotels’ competitors to find opportunities in our restaurant and banquet prices and are rolling out price increases over the summer. Second, we are also focused on directing eCommerce spending to various digital programs to increase visibility and advertising to the leisure and group segments. To that end, in the group segment, we are working closely with Cvent to increase exposure to group leads. Third, in terms of cost management, we are utilizing efficiency programs to introduce better methodologies to reduce payroll hours; these programs have achieved 5% to 6% payroll savings at various hotels even after taking into account wage rate increases. And lastly, this past month we completed deep dives at 19 of our properties to further reduce operational expenses.

That concludes our prepared remarks, and we will now open up the call for Q&A.

Douglas Kessler

Thank you for joining today’s call. We hope to see you at our Investor Day in New York on October 3rd and look forward to speaking with you again next quarter.